FOR IMMEDIATE RELEASE

                  Scantek Medical Enters Into Letter of Intent
                     for BreastCare(TM) with Medilead d.o.o

         Cedar Knolls, NJ--(Prime Zone)--July 12, 2005--Scantek Medical, Inc. (SKML.PK) announced today that it entered into a Letter of Intent (the "Letter of Intent") with Medilead d.o.o. ("Medilead") pursuant to which Scantek has set forth its intention of entering into a Distribution Agreement with Medilead pursuant to which, subject to the terms and conditions thereof, Scantek shall grant Medilead an exclusive, perpetual license to distribute BreastCare(TM)/BreastAlert(TM) Differential Temperature Sensor product ("BreastCare(TM)") in Bosnia-Herzegovina, Bulgaria, Croatia, Macedonia, Montenegro, Serbia and Slovenia.

         The Distribution Agreement shall be subject to certain terms and conditions, including, but not limited to, payment of a purchase price for the license and meeting certain minimum sales requirements. Scantek and Medilead have not yet entered into a Distribution Agreement and there can be no assurance that a Distribution Agreement will be entered into.

         Medilead is a medical sales company in Central Europe.

         Scantek is a high-tech medical company engaged in developing, manufacturing, selling and licensing of products and devices to assist in the early detection and diagnosis of disease. Initially, Scantek intends to focus upon manufacturing, selling, and licensing the BreastCare(TM) device. The BreastCare(TM) device is to be used by physicians as an adjunct to clinical breast examination, mammography and other established procedures for the detection of breast disease.

         BreastCare(TM) can significantly improve early detection of breast cancer when used as an adjunct to clinical breast examination and mammography. In clinical studies in the United States (i.e., Memorial Sloan Kettering Cancer Center, NY, MD Anderson Cancer Center, Houston, Guttman Institute, NY, Georgetown University, and Brotman -UCLA), in Brazil and at the European Institute of Oncology in Milan, Italy, BreastCare(TM) has been clinically proven capable of recognizing metabolic activity (angiogenesis) by recording the heat differentiation of corresponding areas of the breast. At the present time, in developing countries, as well as industrial nations, there is no available screening procedure which identifies increased metabolic activity due to abnormal cell proliferation.

         Statements in this press release which are not historical, including management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the risk factors and other information set forth in Scantek's filings with the Securities and Exchange Commission. Actual results could differ materially from any forward-looking statements and may vary from management's expectations and cannot be guaranteed.

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For more information
Dr. Zsigmond L. Sagi
Scantek Medical, Inc
973-401-0434